EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

                                                            NAME UNDER WHICH
NAME OF SUBSIDIARY             STATE OF INCORPORATION     BUSINESS IS CONDUCTED
FlashNet Marketing, Inc.       Texas                      FlashNet Marketing, Inc.

FlashNet Telecom, Inc.         Texas                      FlashNet Telecom, Inc.